Exhibit 99.1

Avid Bioservices Announces Certain Preliminary Financial Results for Third Quarter Ended January 31, 2024

TUSTIN, Calif., March 6, 2024 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced preliminary earnings estimates for the third quarter and nine months ended January 31, 2024.

The company expects results in the third quarter of fiscal 2024 to include:

Revenues & Backlog

•	Revenues for the third quarter of fiscal 2024 were $33.8 million, representing an 11% decrease as compared to revenues of $38.0 million recorded in the same prior year period and a 33% increase as compared to revenues of $25.4 million recorded in the second quarter of fiscal 2024. For the first nine months of fiscal 2024, revenues were $96.9 million, a decrease of approximately 11% compared to $109.5 million in the same prior year period. The decrease in revenues for the third quarter and nine months ended January 31, 2024 compared to the same prior year periods was primarily attributed to fewer manufacturing runs and a reduction in process development services from early-stage customers. Additionally, the first nine months revenues were also impacted by a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved.

•	The company’s commercial team signed multiple new orders during the third quarter of fiscal 2024, totaling approximately $41 million net, and resulting in record high revenue backlog of $206 million, representing an increase of 17% compared to $176 million at the end of the same quarter last year. These orders span a broad range of the company’s capabilities and are primarily from later-stage projects. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

Gross Profit

•	Gross profit for the third quarter of fiscal 2024 was $2.4 million (7% gross margin), compared to $9.8 million (26% gross margin) in the third quarter of fiscal 2023 and a gross loss of $4.7 million (negative 18% gross margin) in the second quarter of fiscal 2024. Gross profit for the first nine months of fiscal 2024 was $1.8 million (2% gross margin), compared to a gross profit of $23.1 million (21% gross margin) for the same period during fiscal 2023. The decrease in gross margin for the three and nine months ended January 31, 2024 compared to the same prior year periods was primarily driven by fewer manufacturing runs, a reduction in process development services from early-stage customers, and an increase in our costs related to expansions of both the company’s capacity and technical capabilities. Gross margins during the nine months ended January 31, 2024, were also impacted by a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved, a terminated project relating to the insolvency of one of the company’s smaller customers, and a delay in the ability to recognize revenues of a customer product pending the implementation of a process change.

Selling, General and Administrative (SG&A) Expenses

•	SG&A expenses for the third quarter of fiscal 2024 were $6.4 million, a decrease of 10% compared to $7.1 million recorded for the third quarter of fiscal 2023 and a decrease of 3% compared to $6.6 million recorded for the second quarter of fiscal 2024. SG&A expenses for the first nine months of fiscal 2024 were $19.2 million, a decrease of approximately 6% compared to $20.3 million recorded in the same prior year period. The decrease in SG&A for both the three and nine months ended January 31, 2024 compared to the same prior year periods was primarily due to decreases in compensation and benefit related expenses, and consulting fees.

Operating Income (Loss)

•	Operating loss for the third quarter of fiscal 2024 was $4.0 million, a decrease compared to operating income of $2.7 million recorded for the third quarter of fiscal 2023 and an increase compared to an operating loss of $11.2 million recorded for the second quarter of fiscal 2024. Operating loss for first nine months of fiscal 2024 was $17.4 million compared to operating income of $2.8 million for the first nine months of fiscal 2023. The decrease in operating income for the three and nine months ended January 31, 2024 compared to the same prior year periods was driven by a decrease in gross profit partially offset by reduced SG&A.

Other Items

•	The company is maintaining revenue guidance for full fiscal year 2024 of $137mm to $147mm.

•	On January 31, 2024, Avid reported cash and cash equivalents of $30.7 million, compared to $38.5 million on April 30, 2023.

•	During the quarter, Avid marked the completion of its cell and gene therapy (or CGT) facility, representing the final step in a three-year expansion program that has dramatically increased the company’s service offerings and revenue generating capacity. Avid estimates that its combined mammalian and CGT facilities now have a total revenue generating capacity of up to approximately $400mm annually.

About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ:CDMO) is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customers projects, the risk that changing economic conditions may delay or otherwise adversely impact the realization of the company’s backlog, the risk that the company may not be able to convert its backlog into revenue within the contemplated time periods, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2024 revenues, the risk that our reported financial results may differ from the preliminary financial results included herein as a result of financial close and review procedures, the risk that expanding into a new biologics manufacturing capability may distract senior management’s focus on the company’s existing operations, the risk that the company may experience delays in hiring qualified individuals into the cell and gene therapy business, the risk that the company may experience delays in engaging customers for the cell and gene therapy business, and the risk that the cell and gene therapy business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2023, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com